EXHIBIT 10.1
                                ----------------



                                 LEASE AGREEMENT


THIS LEASE, made this 25 day of June, 1996, by and between Stone Mountain Industrial Park, Inc., a Georgia Corporation, hereinafter referred to as "Lessor"; and Simpson Strong-Tie Company, Inc., a California Corporation, hereinafter referred to as "Lessee";


                                   WITNESSETH:


Premises
1. The Lessor, for and in consideration of the rents, covenants, agreements, and stipulations hereinafter mentioned, reserved, and contained, to be paid, kept and performed by the Lessee, has leased and rented, hereby does lease and rent, to the Lessee, and said Lessee hereby agrees to lease and take upon the terms and conditions which hereinafter appear, the following described property (hereinafter called "Premises"):

74,587 square foot office/warehouse facility located at 8275 Forshee Drive in Westside Industrial Park, Jacksonville, Florida situated in Section 27, Township 1 South, Range 25 East, Duval County Florida, being a portion of Unit 1, Westside Industrial Park Subdivision as recorded in Plat Book 46, page 84A-E of the Public Records of Duval County, Florida, and being more particularly described on Exhibit "A" Legal Description and Exhibit "B" Building 34 Site Plan attached hereto by this reference and incorporated herein.

This Lease is subject to all encumbrances, easements, covenants and restrictions of record and to the Declaration of Covenants, Restrictions, and Easements for Westside Industrial Park.

Term
2. To have and to hold for a term of five (5) years, said term to begin on the 15th day of October, 1996 and to end at midnight on the 14th day of October, 2001.

Rental
3. Lessee shall pay to Lessor monthly "Base Rent" of $*(See "Rental Schedule" Paragraph 34 of the Addendum to Lease herewith attached and incorporated herein) due on the first day of each month, in advance, without offset or demand, commencing on October 15, 1996. In the event Lessee fails to pay the rent or any other payment called for under this Lease within ten
(10) days of the time period specified, Lessee shall pay a late charge equal to five percent (5%) of the unpaid amount, which late charge shall be paid with the required payment.

Utility Bills





4. Lessee shall place utility bills of all types in its name and shall pay same, along with all assessments pertaining to the Premises, including, but not limited to, water and sewer, natural gas, electricity, fire protection and sanitary pick up bills for the Premises, or used by Lessee in connection therewith. If Lessee does not pay same, Lessor may pay the same and such payment shall be added to and treated as additional rental of the Premises. If this Lease is for a multi-tenant building, water and sewer charges shall be accounted for as provided in Paragraph 33 herein below.

Mortgagee's Rights
5. Lessee's rights shall be subject to any bona fide mortgage or deed to secure debt which is now, or may hereafter be, placed upon the Premises by Lessor, and Lessee agrees to execute and deliver such documentation as may be required by any such mortgagee to effect any subordination within ten
(10) days of receipt of a request for such execution.

Maintenance and Repairs by Lessee
6. Lessee shall not allow the Premises to fall out of repair or deteriorate, and, at Lessee's own expense, Lessee shall keep and maintain said Premises, including paving, lawn maintenance and landscaping, in good order and repair, except portions of the Premises to be repaired by Lessor under terms of Paragraph 7 below. Lessee also agrees to keep all systems pertaining to water, fire protection, drainage, sewer, electrical, heating, ventilation, air conditioning and lighting in good order and repair, and agrees to return same to Lessor at the expiration of this Lease or renewal hereof in good operating condition. The Lessee covenants and agrees that during the term of this Lease and for such further time as the Lessee, or any person claiming under it, shall hold the Premises or any part thereof, it shall not cause the estate of the Lessor in said Premises to become subject to any lien, charge or encumbrance whatsoever, it being agreed that the Lessee shall have no authority, express or implied, to create any lien, charge or encumbrance upon the estate of the Lessor in the Premises.

Repairs by Lessor
7. Lessor agrees to keep in good repair the roof and exterior walls, exclusive of painting, exclusive of all glass and exclusive of all exterior doors. Lessor gives to Lessee exclusive control of Premises and shall be under no obligation to inspect said Premises. Lessee shall promptly notify Lessor of any damage covered under this paragraph, and Lessor shall be under no duty to repair unless it receives notice of such damage.

Modifications and Alterations to the Premises
8. No modification or alterations to the building on the Premises or openings cut through the roof are allowed without prior written consent of Lessor. In the event any such modifications or alterations are performed, same shall be completed in accordance with all applicable codes and regulations.

Return of Premises
9. Lessee agrees to return the Premises to Lessor, at the expiration or prior termination of this Lease, broom clean and in as good condition and repair as when first received, natural wear and tear, damage by storm, fire, lightning, earthquake or other casualty alone excepted. Lessee agrees to remove its personal property from the Premises at the expiration or prior termination of this Lease.

Destruction of or Damage to Premises
10. If Premises are totally destroyed by storm, fire, lightning, earthquake or other casualty, this Lease shall terminate as of the date of such destruction, and rental shall be accounted for as between Lessor and Lessee as of that date. If Premises are damaged, but not wholly destroyed by any of such casualties, rental shall abate in such proportion as use of Premises has been destroyed, and Lessor shall restore Premises to substantially the same conditions as before damage as speedily as practicable, whereupon full rental shall recommence; provided further, however, that if the damage shall be so extensive that the same cannot be reasonably repaired and restored within six (6) months from date of the casualty, then either Lessor or Lessee may cancel this Lease by giving written notice to the other party within thirty (30) days from the date of such casualty. In the event of such cancellation, rental shall be apportioned and paid up to the date of such casualty.

Indemnity
11. Lessee agrees to indemnify and save harmless the Lessor against all claims for injuries to persons or damages to property by reason of the use or occupancy of the Premises, the improvements installed by lessee on the Premises or the failure or cessation of services to the Premises, and all expenses incurred by Lessor because of such injuries or occupancy, including attorneys' fees and court costs.

Governmental Orders
12. Lessee agrees, at its own expense, to promptly comply with all requirements of any legally constituted public authority made necessary by reason of Lessee's use or occupancy of Premises or operation of its business. Lessor agrees to promptly comply with any such requirements if not made necessary by reason of Lessee's occupancy or operation of the Premises. It is mutually agreed, however, between Lessor and Lessee, that if in order to comply with such requirements, the cost to Lessor or Lessee, as the case may be, shall exceed a sum equal to one year's rent (as measured by the year in which the requirements arise), then Lessor or Lessee who is obligated to comply with such requirements is privileged to terminate this Lease by giving written notice of termination to the other party, which termination shall become effective sixty (60) days after receipt of such notice, and which notice shall eliminate necessity of compliance with such requirement by party giving notice unless party receiving such notice of termination shall, before termination becomes effective, pay to party giving notice all cost of compliance in excess of one year's rent, or secure payment of such sum in manner satisfactory to party giving notice. Notwithstanding any provisions or limitations in this paragraph to the contrary, Lessee shall be responsible for any and all costs and expenses arising from any violations of environmental laws or regulations caused by Lessee's activities or occupancy of the Premises. Further, Lessee's option to terminate this Lease due to the cost of compliance with environmental laws or regulations shall only be available to Lessee if the law or regulation in question was enacted after the date of this Lease.

Condemnation
13. If the whole of the Premises, or such portion thereof as will make Premises unusable for the purpose herein leased, shall be condemned by any legally constituted authority for any public use or purpose, or sold under threat of condemnation, then, in any of said events the term hereby granted shall cease from the time when possession or ownership thereof is taken by public authorities and rental shall be accounted for as between Lessor and Lessee as of that date. Such termination, however, shall be without prejudice to the rights of either Lessor or Lessee to recover compensation and damage caused by condemnation from the condemnor. It is further understood and agreed that neither the Lessee, nor Lessor, shall have any rights in any award made to the other by any condemnation.

Assignment
14. Lessee may not assign this Lease, or any interest thereunder, or sublet the Premises in whole or in part without the prior express written consent which consent shall not be unreasonably withheld of Lessor and without giving prior written notice to Lessor of intent to assign or sublease. Subtenants or assignees shall become liable directly to Lessor for all obligations of Lessee hereunder, without relieving Lessee's liability. Lessee agrees not to assign or sublease Premises to any one who will create a nuisance or trespass, nor use the Premises for any illegal purpose; nor in violation of any valid regulations of any governmental body; nor in any manner to vitiate the insurance. Lessee further agrees that if such subtenant or assignee is required to pay a rental amount greater than the rental amount required to be paid by Lessee hereunder, then Lessor shall be entitled to receive and shall be paid such increased amount. Upon any such sublease or assignment, Lessee shall provide Lessor with copies of any and all documents pertaining to such sublease or assignment.

Hazardous Substances
15. Lessee will not use or suffer the use (by Lessee or other person or entity), of the premises as a landfill or as a dump for garbage or refuse, or as a site for storage, treatment, or disposal of hazardous wastes, hazardous substances, or toxic substances (defined as "hazardous waste" or hazardous substance" under Section 1004 of the Federal Conservation and Recovery Act, 42 U.S.C. sec. 6801 et seq., or Section 101 of the Comprehensive Environmental Responses, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq. or under any other applicable laws); Lessee shall not permit hazardous or toxic waste, contaminants, asbestos, oil, radioactive or other material, the removal of which is required or the maintenance or storage of which is prohibited, regulated, or penalized by any local, state, or federal agency, authority, or governmental unit, to be brought onto the Premises or if so brought or found located thereon, shall cause the same to be immediately removed, unless same complies with all applicable laws, and Lessee's obligation to so remove shall survive the termination of this Lease; Lessee will not use or suffer the use of the Premises in any manner other than in full compliance with all applicable federal, state and local environmental laws and regulations; Lessee warrants and represents that it has not received any notice from a governmental agency for violation of any environmental laws and regulations and, if such notice is received, Lessee immediately shall notify Lessor orally and in writing; Lessee shall indemnify, defend, and hold Lessor harmless from and against any and all costs, damages, and expenses (including, without limitation, environmental compliance or response costs, costs for all remedial action and/or damage to third parties, attorneys' fees and court costs at both trial and appellate levels, and damages for business interruption and any lost profits) resulting, directly or indirectly, from any environmental contamination caused by Lessee or Lessee's agent, employees or invitee of the Premises or any misstatement or misrepresentation of facts concerning the matters recited in this paragraph. In addition, at the end of the term of this Lease or earlier termination hereof, Lessee, upon a reasonably based request by the Lessor, shall cause, at Lessee's expense, an environmental study to be conducted of the Premises by a person or firm approved by Lessor to ensure that no hazardous wastes, hazardous substances or other such materials have been stored, handled, treated or disposed of on the Premises during the term of this Lease in violation of any applicable law.

Removal of Fixtures
16. Lessee may (if not in default hereunder) prior to the expiration of this Lease, or any extension hereof, remove all fixtures and equipment which Lessee has placed in Premises, provided Lessee repairs all damages to Premises caused by such removal. Provided, however, Lessee shall not remove, under any circumstances, the following: heating, ventilating, air conditioning, plumbing, electrical and lighting systems and fixtures or dock levelers. In the event this Lease is terminated for any reason, any property remaining in or upon the Premises may be deemed to become property of the Lessor and Lessor may dispose of same as it deems proper with no liability to Lessor and no obligation to Lessee.

Default; Remedies
17. It is mutually agreed that in the event: (A) the rent herein reserved is not paid at the time and place when and where due and Lessee fails to pay said rent within ten (10) days after written demand from Lessor; (B) the Premises shall be deserted or vacated; (C) the Lessee shall fail to comply with any term, provision, condition, or covenant of this Lease, other than the payment of rent, and shall not cure such failure within twenty (20) days after notice to the Lessee of such failure to comply; (D) Lessee causes any lien to be placed against the Premises and does not cure same within twenty
(20) days after notice from Lessor to Lessee demanding cure, in any of such events, Lessor shall have the option at once, or during continuance of such default or condition to do any of the following, in addition to, and not in limitation of any other remedy permitted by law or by this Lease:

(1) Terminate this Lease, in which event Lessee shall immediately surrender the Premises to Lessor. Lessee agrees to indemnify Lessor for all loss, damage and expense which Lessor may suffer by reason of such termination, whether through inability to relet the Premises, through decrease in rent, through incurring court costs, actual attorneys' fees or other costs in enforcing this provision or otherwise;

(2) Lessor, as Lessee's agent, without terminating this Lease, may terminate Lessee's right of possession, and, at Lessor's option, enter upon and rent Premises at the best price obtainable by reasonable effort, without advertisement and by private negotiations and for any term Lessor deems proper. Lessee shall be liable to Lessor for the deficiency, if any, between Lessee's rent hereunder and the price obtained by Lessor on reletting and for any damage, actual attorneys' fees or expenses incurred by Lessor in enforcing its rights under this provision.

(3) Lessor also retains the right to apply for and obtain a dispossessory action against Lessee and to hold Lessee liable for all costs incident to seeking such dispossessory action, including actual attorneys' fees and court costs.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedies herein provided or any other remedies provided by law. Lessor shall have the duty to mitigate any possible damages which may be incurred pursuant to any such default by Lessee except in the event Lessee deserts or vacates the Premises without prior notification to Lessor. Any notice in this provision may be given by Lessor or its attorney.

Entry for Carding, Etc.
18. Lessor may card Premises "For Lease" or "For Sale" ninety (90) days before the termination of this Lease. Lessor may enter the Premises at reasonable hours during the term of this Lease to exhibit same to prospective purchasers or tenants and to make repairs required of Lessor under the terms hereof, or to make repairs to Lessor's adjoining property, if any.

Effects of Termination of Lease
19. No termination of this Lease prior to the normal ending thereof, by lapse of time or otherwise, shall affect Lessor's right to collect rent for the period prior to termination thereof.

No Estate in Land
20. This contract shall create the relationship of landlord and tenant between Lessor and Lessee; no estate shall pass out of Lessor; Lessee has only a possessory interest, not subject to levy and sale, and not assignable by Lessee except as provided in Paragraph 14 above.

Holding Over
21. If Lessee remains in possession of Premises after expiration of the term hereof, with Lessor's acquiescence and without any express agreement of parties, Lessee shall be a month-to-month tenant upon all the same terms and conditions as contained in this Lease, except that the rental rate shall become one and one-half times the amount in effect at the end of said term of this Lease; and there shall be no renewal of this Lease by operation of law. Such month-to-month tenancy shall only require thirty (30) days notice by either party to the other to terminate such tenancy and Lessee's right of possession.

Rights Cumulative
22. All rights, powers and privileges conferred hereunder upon parties hereto shall be cumulative but not restrictive to those given by law.

Notices
23. Any notice given pursuant to this Lease shall be in writing and sent by certified mail, return receipt requested, or by reputable overnight courier to:

(a) Lessor in care of Stone Mountain Industrial Park, Inc., 5830 E. Ponce DeLeon Avenue, Stone Mountain, Georgia 30083, or such other address as Lessor may hereafter designate in writing to Lessee.

(b) Lessee in care of Simpson Strong-Tie Company, Inc., 1720 Couch Drive, McKinney, Texas 75069, or such other address as Lessee may hereafter designate in writing to Lessor.

Any notice sent in the manner set forth above shall be deemed sufficiently given for all purposes hereunder on the day said notice is deposited in the mail or with the courier.

Waiver of Rights
24. No failure of Lessor to exercise any power given Lessor hereunder, or to insist upon strict compliance by Lessee with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Lessor's right to demand exact compliance with the terms hereof.

Time of Essence
25.  Time is of the essence in this Lease.

Definitions
26. "Lessor" as used in this Lease shall include Lessor, its heirs, representatives, assigns, and successors in title to the Premises. "Lessee" shall include Lessee, its heirs and representatives, successors, and if this Lease shall be validly assigned or sublet, shall include also Lessee's assignees or sub-lessees, as to Premises covered by such assignment or sublease. "Lessor" and "Lessee" include male and female, singular and plural, corporation, partnership or individual, as may fit the particular parties.

Exterior Signs
     27. Lessee is given permission to erect its customary sign used to identify itself on the front entrance glass of the Premises provided any such sign by Lessee shall be subject to and in conformity with all applicable laws, zoning ordinances and building restrictions or covenants of record and must be approved by Lessor, based on the scaled drawing provided by Lessee, before installation. In the event a sign is erected by Lessee without Lessor's consent, Lessor shall have the right to remove said sign and charge the cost of such removal to Lessee as additional rent hereunder. Except upon prior written consent from Lessor, in no event shall Lessee utilize any portable or vehicular signs at the Premises. On or before termination of this Lease Lessee shall remove any sign thus erected, and shall repair any damage or disfigurement, and close any holes, caused by such removal.

Ad Valorem Taxes
28. Lessee shall pay to Lessor monthly in advance concurrent with other rentals hereunder $ 2,921.00 for ad valorem taxes. Lessor will pay all ad valorem taxes and during each year of the Lease Term herein granted, or any renewal hereof, Lessee, as additional rent shall reimburse Lessor for all sums paid by Lessor for the ad valorem taxes for the Premises in excess of the total amount paid by Lessee herein. Upon being notified by Lessor, Lessee shall remit such payment within thirty (30) days in the same manner as rent. A per diem apportionment shall apply for any year within the Lease Term which is less than twelve (12) full months.

Use of Premises and Insurance
29. (A) Premises shall be used for office, warehousing, manufacturing & distribution of Lessee's products purposes. Premises shall not be used for any illegal purposes, nor in any manner to create any nuisance or trespass, nor in any manner to vitiate the insurance, based on the above purposes for which the Premises are leased.

(B) Lessor will carry, at Lessor's expense, "All Risk" Insurance Coverage on the Premises in an amount not less than $1,231,859 or the full insurable value, whichever is greater. The term "full insurable value" shall mean the actual replacement cost, excluding foundation and excavation costs, as determined by Lessor. Lessee shall pay to Lessor monthly in advance concurrent with other rentals hereunder $171.00 for insurance. Lessor will pay all insurance and during each year of the Lease Term herein granted, or any renewal hereof, Lessee, as additional rent shall reimburse Lessor for all sums paid by Lessor for the insurance for the Premises in excess of the total amount paid by Lessee herein. Upon being notified by Lessor, Lessee shall remit such payment within thirty (30) days in the same manner as rent. A per diem apportionment shall apply for any year within the Lease Term which is less than twelve (12) full months.

(C) Lessee will carry, at Lessee's own expense, insurance coverage on all equipment, inventory, fixtures, furniture, appliances and other personal property on the Premises.

(D) Lessee shall procure, maintain and keep in full force and effect at all times during the term of this Lease and any renewal hereof, comprehensive public liability insurance indemnifying Lessor and Lessee against all claims and demands for injury to, or death of, persons, or damage to property which may be claimed to have occurred upon the Premises in an amount not less than $2,000,000.00, per occurrence of coverage for injury (including death) to one or more persons attributable to a single occurrence and for property damage.

To the full extent permitted by law, Lessor and Lessee each waives all right of recovery against the other for, and agrees to release the other from liability for, loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect at the time of such loss or damage; provided however, that the foregoing release by each party is conditioned upon the other party's carrying insurance with the above described waiver of subrogation, and if such coverage is not obtained or maintained by either party, then the other party's foregoing release shall be deemed to be rescinded until such waiver is either obtained or reinstated.

All insurance provided for in this Lease shall be effected under enforceable policies issued by insurers of recognized responsibility licensed to do business in the state where the Premises are located. At least 15 days prior to the expiration date of any policy procured by Lessee, the original renewal policy for such insurance shall be delivered by the Lessee to the Lessor. Within 15 days after the premium on any such policy shall become due and payable, the Lessor shall be furnished with satisfactory evidence of its payment. The original policy or policies shall be delivered to Lessor at the commencement of this Lease.

If the Lessee provides any insurance required by this Lease in the form of a blanket policy, the Lessee shall furnish satisfactory proof that such blanket policy complies in all respects with the provisions of this Lease, and that the coverage thereunder is at least equal to the coverage which would be provided under a separate policy covering only the Premises.

If the Lessor so requires, the policies of insurance provided for shall be payable to the holder of any mortgage, as the interest of such holder may appear, pursuant to a standard mortgagee clause. All such policies shall, to the extent obtainable provide that any loss shall be payable to the Lessor or to the holder of any mortgage notwithstanding any act or negligence of the Lessee which might otherwise result in forfeiture of such insurance. All such policies shall, to the extent obtainable, contain an agreement by the insurers that such policies shall not be cancelled without at least thirty days prior written notice to the Lessor and to the holder of any mortgage to whom loss hereunder may be payable.

Additional Charges
30. In addition to rent, Lessee shall pay monthly in advance concurrent with rental payments, all applicable State and Local Sales Tax on all sums due under this Lease.

Radon Gas
31. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

Grounds and Common Area Maintenance
32. Notwithstanding the provisions of Paragraph 6 herein above, Lessor shall provide all material, equipment and labor for exterior landscape and grounds maintenance for the Premises including mowing, mulching, weeding, fertilizing, insecticiding, pruning, routine replacement of trees and shrubbery, and other landscaping, drainage, and irrigation system maintenance. Lessor will also provide landscaping and maintenance for right-of-way areas, and the common irrigation and storm water management systems which serve the Premises and Westside Industrial Park ("common area maintenance").

Lessee shall pay to Lessor $808.00 monthly in advance concurrent with other rentals hereunder and without demand for said services, including Lessee's pro-rata share of common area maintenance. Lessor may adjust the monthly fee for said service once annually to cover increases in Lessor's actual costs for said services, provided however, that Lessor shall give Lessee thirty
(30) days written notice prior to any such adjustment.

Water and Sewer Bills
33. The building of which the Premises are a part is served by one water meter. Lessor shall be billed by the utility for all water consumed in building along with related sewer charges, and Lessor shall promptly pay said bills. Lessor shall however, invoice Lessee monthly for Lessee's share of such water and sewer charges based on Lessee's portion of the leased space in building, and Lessee shall promptly pay said bills. If Lessee's consumption of water is increased by "non-domestic" manufacturing, processing, or other uses, exclusive of "domestic" uses such as office, restroom, drinking fountain, or is increased by "domestic" uses arising from occupancy by more than one person per 2000 sq. ft. of leased floor area, Lessee's share of water billed shall take such extra uses into account. Conversely, if water use by any other occupant of the building is increased by such "non-domestic" use or "domestic" uses arising from occupancy exceeding one person per 2000 sq. ft. of leased floor area, such other occupant's billing shall take such extra use into account.

     Attached hereto and incorporated herein by reference are the following:

     Addendum to Lease
     Exhibit A - Legal Description
     Exhibit B - Site Plan
     Exhibit C - Building Specifications
     Exhibit D - Floor Plan

     THIS LEASE contains the entire agreement of the parties hereto, and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein, shall be of any force or effect.

     If any term, covenant or condition of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons, entities or circumstances other than those which or to which used may be held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Lease shall be valid and enforceable to the fullest extent permitted by law.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, the day and year first above written.


Signed, sealed and delivered            Stone Mountain Industrial
                                        Park, Inc.
in the presence of:                     A Georgia Corporation

/s/Linda G. Lawson                      By:  /s/Michael G. Kern
- ---------------------------------       ---------------------------------
Witness                                 Title:  Vice President
                                                -------------------------
                                        LESSOR           (Corp. Seal)

Signed, sealed and delivered            Simpson Strong-Tie
in the presence of:                     A California Corporation


/s/Kathleen M. Kuwitzky                 By: /s/Steve Lamson
- ---------------------------------       ---------------------------------
Witness                                 Title:  Chief Financial Officer
                                                -------------------------
(Notary Public - California
     Alameda County)                    LESSEE           (Corp. Seal)

                         ADDENDUM TO LEASE AGREEMENT
                             DATED  JUNE 25, 1996
            BETWEEN STONE MOUNTAIN INDUSTRIAL PARK, INC. ("LESSOR")
                                     AND
                  SIMPSON STRONG-TIE COMPANY, INC. ("LESSEE")


34. RENTAL SCHEDULE: Lessee shall pay to Lessor promptly on the first day of each month during the term of this Lease, in advance and without demand or offset:

     a) $10,828.00 for the period from October 15, 1996 through October 31, 1996.
     b)  $19,745.00 per month from November 1, 1996 through October 31, 1999.
     c)  $20,930.00 per month from November 1, 1999 through September 30, 2001.
     d)  $ 9,452.00 for the period from October 1, 2001 through October 14,
         2001.

All such rentals shall be paid to Lessor at the address set out under Paragraph 23 "Notices" herein above.

35. HAZARDOUS SUBSTANCES: Notwithstanding Paragraph 15 herein above, Lessee may use certain paints and solvents incidental to Lessee's normal manufacturing operations in compliance with applicable laws and regulations (hereinafter "Permitted uses" and Permitted materials"), provided that Lessee shall remove and legally dispose of all permitted materials from the Premises, at its own expense, at the termination of the Lease and indemnify Lessor, as provided herein above, with respect to any permitted uses and materials.

36. EXPANSION: If Lessee requires expanded facilities, Lessor will work with Lessee in good faith to provide Lessee expanded facilities adjoining the Premises under this Lease or elsewhere in Westside Industrial Park upon then mutually agreed rentals, terms and conditions. Upon Lessee's commencement of rent payments under any lease with Lessor for expanded facilities elsewhere in Westside Industrial Park, and Lessee's vacating the Premises under this Lease and returning the Premises to Lessor in accordance with Paragraph 9, hereof, this Lease shall be mutually canceled, without penalty, by written agreement executed at that time.

37. CANCELLATION OF PRIOR LEASE: Lessee presently occupies premises owned by Lessor at 8100-2 Westside Industrial Drive in Building No. 9, Westside Industrial Park, Jacksonville, Florida (the "Prior Premises") under a lease with Lessor dated October 8, 1993, (the "Prior Lease"). Effective upon the date that Lessee occupies the Premises under this Lease and rental therefore commences as provided for in this Lease, the Prior Lease shall be and is hereby canceled without penalty and neither Lessee nor Lessor shall have any further obligation to the other under the Prior Lease except that:

(a) Lessee, shall have a thirty-one (31) day period from the date of Lease Commencement for the Premises at 8275 Forshee Drive in which it may also occupy the Prior Premises for the purpose of "phasing out" of the space. Lessee shall not be required to pay any rental for the Prior Premises during this period. At the end of said thirty-one (31) day period, Lessee shall return the Prior Premises in broom clean condition and in accordance with the terms and conditions of the prior Lease.

(b) Lessee and Lessor shall promptly "settle accounts" for any amounts involved for pro-ration of rent, utility payments due, or other matters as may be necessary under the Prior Lease.

The provisions of this Paragraph 40 shall serve as the written agreement provided for in Paragraph 36(e) of the Prior Lease.

38. Earlier Entrance. Lessor agrees that portions of the Premises will be made accessible to Lessee as soon as practicable for the purpose of enabling Lessee to enter the Premises to install its trade fixtures and equipment, so long as such entry will not interfere with completion of construction of the Premises. Lessee agrees to indemnify Lessor from and against all cost, damage and expense (including reasonable attorneys' fees and expenses) arising from Lessee's entry onto the Premises prior to Substantial Completion.

39. Renewal Option. Provided that Lessee is not in default and has not sublet or assigned the Premises, Lessee shall have the option to renew the terms of this lease for one five (5) year term under the same terms and conditions as provided herein, except that the base rental shall be equal to the market rental rate for comparable properties available in the market at the time of renewal, provided however the rental rate shall not be less than the rate in effect at the end of the original Lease Term. Lessee shall provide Lessor not less than one hundred eighty (180) days prior written notice of its commitment to renew this Lease.

40. Sign Monument. As part of the completion of construction of the Premises, Lessor will build a brick pump house on which Lessee may affix its logo and name as provided under Paragraph 27 herein.

                                  Exhibit B

            (Utility Plan of building location and dimensions)

                                  Exhibit C

Simpson Strong-Tie
June 11, 1996

                          WESTSIDE INDUSTRIAL PARK
                  BUILDING SPECIFICATIONS - BUILDING NO. 34
                             SIMPSON STRONG-TIE

GENERAL FACILITY DESCRIPTION

(a)   Location:       Building No. 34, 8275 Forshee Drive, Westside Industrial
                      Park, Jacksonville, Florida.

(b)   Size & Overall
       Dimensions:    An approximately 74,587 sq. ft. building including
                      1,000 sq. ft. of ground floor offices. Overall main premises dimensions are 362' x 200'. The minimum ceiling clearance will be 24' and interior column spacing will be 40' x 40'.

(c)   Office:         Approximately 1,000 sq. ft. office of centrally heated
                      and air conditioned office area at the front of the building and one 12' x 15' office at the truck dock to be built according to a floor plan prepared by Pattillo. (See Office Area Design & Finishes section for additional detail).

(d)   General
       Conditions:    Cost of design, supervision, permits, fees, meters,
                      temporary utilities, and other expenses related to construction are included. This proposal assumes that all utilities are available on site. All work will be being performed in a professional manner by Pattillo
                      Construction Corporation in accordance with the applicable laws and regulations in effect in Duval
                      County and the State of Florida. The Premises will be designed to meet "ADA" guidelines. Special environmental or other regulatory permits related to Lessee's particular processes, operations, or emissions are not included.

SITE WORK

(a)   Landscape,
       Drainage, &
       Irrigation:    All surface water will drain away from the building.
                      Services of a landscape architect will be provided to design landscaping for the premises, which will be installed in accordance with City requirements and similar to the overall standards provided at Westside
                      Industrial Park.

(b)   Automobile
      Parking: Twenty three (23) parking spaces paved asphalt. Curb and gutter will be provided.

(c)   Truck Areas &
       Access
       Drives: The 120' deep truck court area and all drives are to be paved with 6" of concrete rated at 3,000.

(d)   Curb & Gutter:  Poured with 3,000 PSI concrete 18" x 6".

(e)   Signs &
       Striping:      Parking areas will receive single line painted
                      striping and handicap signs.

(f)   UPS Door:       One (1) 40' long "1/2 height" concrete ramp at dock
                      door. Ramp to provide 24" flat surface for 20'.

(g)   Drive-In Door:  One (1) drive-in door 14' x 16' wide either in west wall or in new bay.


CONCRETE

(a)   Foundations:    All footings have been designed for 3,000 PSF soil
                      bearing pressure and will poured with 3,000 PSI concrete.

(b)   Slab on Grade:

                (1) Five (5") inch thick 3,000 PSI concrete reinforced with synthetic fibers. The surface will be steel trowel finished and floors will be chemically cured and hardened with "Lapidolith". Subgrade will be chemically treated for termite protection.

                (2) Column isolation joint will be non-keyed, diamond or round formed with asphalt impregnated felt.

                (3) Expansion joints at slab perimeter with asphalt impregnated fiberboard, 5/8" thick.

                (4) Control joints saw cut, 1/4 of slab depth, 1/8" wide, bisect bays.

                (5) Construction joints will have smooth dowels every 18" on center.

(c)   Dock Canopies:  Concrete canopies shall be provided over each truck door opening.

(d)   Exterior
       Stairways:     Concrete stairways lead from warehouse area to truck
                      court.

(e)   Shrink Wrap:    Provide a 56"+ diameter 6"+ deep depressed floor
                      section near truck dock doors to accept Lessee's shrink wrap machine and turntable. (Machine and installation by Lessee). Note: Final dimension to be coordinated with Lessee.

(f)   Excluded:       Striping and granular fill.


MASONRY

(a)   Exterior
       Walls: Exterior walls will be four inch brick (Marietta Blend) backed with eight inch (8") concrete block except for the expansion wall which will be twelve (12") concrete block.

(b)   Interior
       Walls: Interior warehouse/office and demising walls will be constructed with concrete masonry unit (12" x 8" x 16"). The wall will extend to the roof deck. Walls will be reinforced at joint 16" on center. Control joints will be filled with one layer 5/8" thick asphalt impregnated felt.


STRUCTURAL SYSTEM/METALS

(a)   Structural
       Steel: Columns and joists (column spacing 40' x 40') including perimeter beams at the eave line and wind columns as required. The structural steel frame will be designed dead load of 25 lbs. per square foot and a live load of 20 lbs. per square foot.

(b)   Steel Joists:   Designed for dead load of 25 lbs. per square foot and
                      live load of 20 lbs. per square foot and Seismic Zone
                      1. Bridging will be 1" x 1" x 7/67".


MOISTURE PROTECTION

(a) The roof deck is to be slotted, galvanized steel deck (0.5" deep) covered with a flood coat of lightweight insulating aggregate concrete with 1" polystyrene board embedded in the flood coat along with two inches of additional insulating concrete above the polystyrene board. The insulating concrete will be covered with a 4 ply, smooth surface, fiberglass built-up roof membrane topped with light tan pea gravel. The roof system is designed to provide an "R" Factor of approximately 10 as calculated in accordance with the Energy Efficiency Code. Gutters and downspouts are shop cooled galvanized steel, 24 gauge.


DOORS AND WINDOWS

(a)   Overhead Dock
       Height Truck
       Doors: Twenty three (23) 10' x 10' truck door is a 24 gauge steel, high lift truck door with 13 gauge angle mounted track.

(b)   Wood Doors:     Flush, solid core, 36" x 84", 1-3/4" thickness, birch
                      veneer face, stain grade doors shall be provided for all interior office spaces.

(c)   Aluminum Entrance Doors and Fixed Glass Frames:

                (1) Entrance doors shall be narrow style, extruded aluminum, with electrostatically applied enamel finish in color selected by Architect/Engineer.

                (2) Fixed glass storefront framing system shall be extruded aluminum sections with electrostatically applied enamel finish in color selected by Architect/Engineer. Members shall be installed with concealed fasteners.

(d)   Glass and Glazing:

                (1) All exterior glass shall be reflective, 1/4 inch minimum thickness, double glazed, solar bronze, insulated. Installation shall be in accordance with the recommendations of the manufacturers of the glass and glazing materials.

                (2) Interior sidelight glass (if any) shall be 1/4 inch clear glazing.

(e)   Finish Hardware:

                (1) Locks and latch sets shall be heavy duty cylindrical case, brushed aluminum finish as manufactured by Ruswin or equal. Lever handle sets shall be installed as required by code.

                (2)   Door closures shall be surface mounted.

                (3) Push, kick, and mop plates shall be stainless or brushed aluminum.

                (4) Hinges shall be heavy duty, ball bearing at doors with closures, oil bearing elsewhere. On exterior hardware provide non-removable hinge pins.

                (5)   Office area to be keyed separate from warehouse.

FINISHES

(a)   General:        1,000+ sq. ft. of office area will be constructed at
                      the front of the Premises and one (1) 12' x 15' office with air conditioning will be installed at the truck dock.

(b)   Furring:        The 8" concrete block office/warehouse demising wall
                      will be furred and finished with 5/8" gypsum board.

(c)   Drywall:        Interior office walls and the temporary expansion wall
                      shall be constructed as follows:

                (1) Sheetrock shall be 5/8 inch thickness, tapered edges, fire rated, where required. Corner beads to be metal and edge molding J type. Finished height 9' - 0" and shall be screw applied and finished with a ready mixed, all purpose joint compound. Fixture walls of toilet rooms shall receive moisture resistant gypsum board.

                (2) Standard metal studs shall be 3-5/8", 26 gauge electro-galvanized steel, cold rolled C shaped, screw type, gauge as recommended by the manufacturer for partition framing. Studs to be 24" on center.

                (3) Restrooms to have 4" x 4" tile floor to 9' - 0" ceiling height.

(d)   Floors:

                (1) Offices: Carpeting with a $12.50/sq. yd. allowance or 12" x 12" x 1//8" vinyl composition tile as required.

                (2)   Restrooms: 4" x 4" ceramic tile.

                (3)   Production: Sealed concrete floor.

(e)   Ceilings:       Spaces scheduled to receive acoustical tile ceiling
                      system shall have exposed grid system, 24 inches by 48
                      inches, non-directional fissured mineral board, 5/8 inch thickness, square edges, exposed steel "T" runners, white painted finish. Ceiling shall be insulated with 3-1/2" inch fiberglass batts.

(f)   Warehouse Finishes:

                (1) The personnel doors and frames will be painted - two coats.

                (2) Warehouse walls and structural steel columns and beams will be painted white.

(g)   Millwork:       Break room area shall be provided with base and/or
                      wall cabinets per office design.

SPECIALTIES

(a)   Toilet
       Partitions:    Plastic laminate (wood particle board core) with
                      standard polish non-corrosive metal hardware.

(b)   Toilet Room Accessories:

                (1) Brushed stainless steel toilet room accessories manufactured by Bobrick or equal shall be provided as follows:

                (2) Combination semi-recessed paper towel dispenser and waste receptacle: one each toilet room.

                (3) Framed mirrors: one each lavatory except where unframed mirrors are provided, sloped, handicapped type where required by Southern Building Code.

                (4)   Handicapped grab bars:  one pair each toilet.

                (5)   Soap dispenser:  one (1) each toilet room.

(c)   Fire Extinguishers:

                (1) Fire extinguishers shall be provided as required by Southern Building Code in both the warehouse and office.

                (2) All fire extinguishers in finished office areas are to be located in semi-recessed enameled steel cabinets with signage.

EQUIPMENT

(a)   Dock
       Levelers:      Install twelve (12) each 6' x 8' mechanical dock
                      levelers. Rated for 20,000 lbs. by Rite Hite or equal.


PLUMBING

(a)   Service Lines:  A 2" water line with standard 2" meter connection and
                      6" Schedule 40 PVC sewer line serve the building. All systems and fixtures will be designed in accordance with applicable Florida codes. Domestic water piping above grade will be copper. Restrooms will be provided as described under Office Area Design and Finishes and will be designed for handicapped accessibility as required by code. Surcharges or tap on fees based on water or sewage effluent quality or quantity are excluded.

(b)   Restrooms:      Flush valve wall hung urinals and flush valve floor
                      mounted toilets will be provided.

(c)   Water Coolers:  Two (2) wall mounted electric stainless steel, top barrier free electric water cooler is included in the office area.

(d)   Sinks:

                (1) Bathroom lavatories to be provided per code for 15 total employees per shift.

                (2) Break room - single compartment, stainless steel sink shall be provided in break room vending area.

(e)   Water
       Closets: Standard floor mounted, low consumption, flush valve, open front, elongated bowl, 17" rim height, white, vitreous china (handicap per code).

(f)   Urinals:        Wall mounted, low consumption, flush valve, white,
                      vitreous china.

(g)   Water Heater:   Electric, 25 gallon (typical) hot water will be
                      provided to restrooms and sinks.

(h)   Hose Bib:       Bronze or brass, integral mounting flange.

(I)   Eyewash:        Provide one (1) eyewash and shower station located
                      near the battery charger area.

FIRE PROTECTION

(a)   Sprinkler
       System: A complete wet sprinkler system designed and constructed to provide 0.30 gallons per minute to the most remote 3,000 square feet in accordance with N.F.P.A. Standards for a system. System shall include yard mains, hose hydrants, interior hose stations, sprinkler heads, and chrome pendant heads will be used in the finished office area. Office area to have 0.10 gpm per sq. ft. over most remote 3,000 sq. ft. to Code.

(b)   Fire Hydrants:  Fire hydrants  - will be provided per building code.

(c)   Exclusion:      In-rack sprinkler, foam, etc. have not been provided
                      for.

HVAC/MECHANICAL

(a)   Natural Gas:    Natural gas supply will be provided to the building
                      with 2" - 5 psi entrance piping by the gas utility company.

(b)   Office Area Heat and Cooling:

                (1) A complete independent HVAC system shall be provided for the front office areas.

                (2) The HVAC system shall be packaged units and mounted on the roof or split systems with the condensers ground mounted. The units shall be York, Trane, Carrier or equal.

                (3) Air distribution will be by ceiling diffusers and controls with be electric thermostats.

                (4)   An exhaust fan will be provided for each restroom.

                (5) The office at truck dock will have one (1) wall mounted air conditioning unit.

(c)   Warehouse
       Area Heat:     Suspended gas fired unit heaters will be provided.
                      Design will maintain 70 degrees fahrenheit at outside temperature of 29 degrees fahrenheit.

ELECTRICAL

(a)   Main
       Service: 800 amp, 277/480 volt, three phase 4 wire main service with dry type transformers serving 120/208 volt loads. Secondary distribution to panels for lights, office outlets, office HVAC and other building circuitry equipment is included. Circuitry for and connection of Purchaser supplied equipment is not included except as provided below.

(b)   Emergency
       Lighting:      Facility exits will be clearly marked and the
                      warehouse and office will have emergency light fixtures, all according to State and local codes.
                      Approximately 10% of all fixtures will be quartz restrike.

(c)   Warehouse
       Lighting:      All warehouse lighting to be metal halide fixtures
                      suspended between the bar joists and will provide an average of 30 ft. candles of light.

(d)   Forklift
       Disconnect:    Six (6) 480 volt, 30 amp, 3 phase disconnect for
                      forklifts.

(e)   Shrink Wrap
       Circuit: Provide one (1) 110 volt, 15 amp separate circuit at truck dock wall.

(f)   Exterior
       Lighting:      Building mounted exterior flood lights will be
                      installed at the corners of the building and above truck loading doors. Soffit lighting will highlight the front entrance. Lighting to provide < - l f.c. and to be high pressure sodium.

(g)   Dock Lights:    Twelve (12) each 40" swing arm dock lights (location
                      by Lessee). Lights to be electrified by 110 volt duplex outlet at each location.

(h)   Offices:

                (1) Lighting will be 2' x 4' lay in four tube 277 volt fixtures T8 lamps with electronic ballast.

                (2) Telephone wire ways include empty outlet boxes and conduit to above finished ceiling. Telephone and data systems wiring and equipment are excluded.

                (3)   110 Volt convenience outlets per standard.

(I)   Excluded:       Tenant supplied security and monitoring system.

                                         Exhibit D

                                 (Floor plan of building)